Tracking ID: Buck-1200927-L5E
License and Services Agreement
This License and Services Agreement ("Agreement") is by and between The Buck Institute for Research on Aging, an independent non-profit research organization ("Buck") with facilities at 8001 Redwood Blvd., Novato, CA 94945 ("Facility") and Cellular Dynamics International, a Wisconsin Corporation, located at 525 Science Drive, Madison, WI 53711 ("CDI").
Recitals
A.CDI produces fully functional human cells derived from induced pluripotent stem (iPS) cells. CDI's products provide industrialized quantities of terminally differentiated human cells enabling basic research, efficient drug discovery programs, and reliably predictive toxicity and efficacy screening through in vitro clinical trials;
B.Buck is an expanding biomedical research institute and has a full laboratory facility and a set of core services, including, but not limited to a Microscopy and Imaging Core, Genetics Core and an AALAC accredited Vivarium. Buck's campus, located at the address above, is referred to as the "Facility";
C.CDI wishes to procure; (i) non-exclusive (Non-Exclusive) access to rooms 3-365, 3-395, 3-376, 3-390, 3-392, 3-371 and 3-370, and the Facility as more particularly described herein, and, (ii) exclusive (Exclusive) use of rooms 3-374 and 3-366 and laboratory area 3-364A on the third floor of Building 3. The locations of the Non-Exclusive and Exclusive spaces are indicated on the attached Exhibit "A" which by this reference is made a part hereof.
D.Subject to the terms and conditions described below, Buck is willing to license the Non-Exclusive Space and Exclusive Space to CD, and provide access to its Facility for these purposes.
For valuable consideration, acknowledged as received the parties agree as follows:
Agreement
1.Recitals. The Recitals are incorporated into this Agreement by reference.
2.Term. The term of this Agreement ("Term") shall be for one year from the date of full execution of this Agreement (Effective Date). Provided that CDI is not then in default beyond the expiration of any applicable cure period, CDI shall have the right to extend the Term for an additional four (4) consecutive years as provided in Section 6, below. Notwithstanding the foregoing or anything else contained herein to the contrary; (i) either party may terminate this Agreement upon not less than thirty (30) days prior written notice to the other party for cause upon a breach that is continuing following expiration of all applicable cure periods; and (ii) CDI shall have the right to terminate this Agreement upon not less than thirty (30) days written notice delivered to Buck at any time prior to the expiration of the initial Term, in which event CDI shall have no further obligations hereunder, provided however, Sections 4(a) (relating to disposition of Equipment only) and 8 will survive the termination of this Agreement for sixty (60) days after termination.

3.The Facility.
The Facility contains various publicly accessible areas, certain private areas and certain areas where access is limited to persons with security clearances. The public areas include a parking area, an exterior entry way, as well as lobbies and publicly accessible interior entry space and hallways and certain other areas of the Facility ("Public Areas"). UN's Non-Exclusive space licensed hereunder does not constitute a portion of the Public Areas. The Facility also contains interior areas that are unavailable to the general public without security clearances or separate permission from Buck ("Controlled Areas"). The Controlled Areas include interior stairways, hallways, restrooms, laboratory space and conference rooms; these are herein referred to as "Amenities."
CDI intends to pursue laboratory research within the Non-Exclusive Space and related uses within the Exclusive Space at the Facility, provided however, research activities are limited to a biosafety rating generally referred to as "BSL 2". CDI employees, agent(s), guests and visitors are granted non-exclusive access to the following areas; (i) parking at the Facility parking lot; (ii) the Non-Exclusive Space; (iii) the Amenities, and, (iv) the Public Areas. Should additional exclusive and/or non-exclusive laboratory space be taken by CDI at the Facility, this Agreement will be amended in writing to reflect the change and CD shall pay Buck such sums for any such additional space equal to the then current cost per square foot for such space pursuant to this Agreement.
4.Grant of License for Use of Facility
(a)    Subject to the payment of the License Fees described in Section 6, below, and to the terms and conditions of this Agreement, for the duration of the Term, Buck hereby grants to CDI a (i) non-exclusive license to access and use the Public Areas; the Amenities; and the Exclusive and Non-Exclusive space; and (ii) an exclusive license to access and use the Exclusive Space. The Buck will provide CDI with locks, keys and/or key cards necessary for CDI to access the facility and secure its Exclusive space in accordance with the Buck's lock, key and/or key card distribution procedures. The license so granted includes a monthly fee for the exclusive use of the equipment identified in Exhibit B ("Equipment"). If CDI exercises its right to terminate the Agreement during the first year of the Agreement, the Equipment will be left in good working order free of any CDI owned materials or substances, ordinary wear and tear excepted, to the satisfaction of the Buck's EH&S Officer. If CDI exercises its option to extend the Term, the monthly fee for the exclusive use of the Equipment will continue for each month of the term after which ownership of the Equipment will transfer to CDI. CDI shall pay for maintenance of the Equipment and/or any repair of damage to the Equipment suffered as a result of its use or use by its Agent(s) or any CDI Agent(s) or invitees. CDI will replace any broken and/or unusable equipment with new or used equipment of equal performance and value at its sole expense, if needed. Buck is under no obligation to replace or repair any Equipment.
These licenses are granted for the sole purpose of the conduct of laboratory research, analysis, manufacturing (e.g. the production of stem cell lines and their differentiated progeny) and related purposes on or as part of CDI projects at the Facility. These licenses (i) do not give CDI any property rights whatsoever in or to the Facility other than those set forth herein or any of Buck's furniture, fixtures or equipment or its other personal property within the Facility; (ii) are conditioned on CDI's compliance with the Protocols and Procedures identified in Section 5 below; (iii) are terminable upon a breach that is continuing following expiration of all applicable cure periods, and (iv) will automatically end and be of no further force or effect upon the expiration or earlier termination of this Agreement.

(b)Regardless of any contrary provision in this Agreement, (i) the Non- Exclusive Lab Space is within an open laboratory area and as such there is no physical barrier or security associated with such Non-Exclusive Space, (ii) Buck's maintenance staff will have regular access to the Non-Exclusive and Exclusive Lab Space to perform housekeeping and maintenance functions; (iii) Buck does not warrant or guarantee that the Non-Exclusive Lab Space will not be intruded upon from time to time by others at the Facility; and (iv) Buck staff may at any time enter the licensed areas in case on any emergency or to perform maintenance and repairs to the Facility, provided however, Buck shall coordinate commercially reasonable use of the Non-Exclusive Space, and in the event CDI ceases to have commercially reasonable use of the Non-Exclusive Space, CDI may, notwithstanding anything contained herein to the contrary, terminate this Agreement upon five (5) days written notice to Buck. Subject to the foregoing, these intrusions into the Non-Exclusive Space shall not be a default by Buck under this Agreement, nor shall they justify any change in the License Fee payable by CDI to Buck.
(c)The expiration or termination of the licenses granted hereunder will not in any manner affect any obligations of the parties that accrue prior to the date of such expiration or termination, including, e.g. indemnity obligations.
(d)CDI anticipates expansion of its operations at the Facility and if expansion space is required by CDI the Buck agrees to provide expansion space on the third floor of the Regenerative Medicine Research Center subject to availability. Buck agrees to use its best efforts to provide CDI space contiguous to that identified in Exhibit A in a timely fashion should CDI need to expand. In the event the Buck cannot satisfy CDI's request to expand into contiguous space on the third floor of the Regenerative Medicine Research Center, the Buck will provide an equivalent amount of contiguous space on the second floor of the same building having a substantially similar functionality and use. CDI will provide ninety (90) days prior written notice of its intent to expand as contemplated herein. Should additional laboratory space be utilized by CDI at the Facility, this Agreement will be amended in writing to reflect the change to the space being utilized, and CDI shall pay Buck such sums for such additional space and use as set forth in Section 6(b). If CDI requires modifications to the Facility to meet its needs, CDI will pay for the modifications without deduction or setoff and the Buck, using its own forces, will perform the work associated with any such modifications. CDI may not modify the facility using its own forces, contractors, subcontractors or consultants without the prior written consent of the Buck.
5.Protocols and Procedures.
(a)    This Agreement anticipates that CD, through its Agent(s), will access various areas of the Facility, and will undertake laboratory projects within the licensed areas. All such uses of the Facility, and all such actions and proceedings, are subject to Buck's protocols and procedures, as these may be reasonably amended from time to time ("Protocols and Procedures"). Such Protocols and Procedures include compliance with the following, without limitation:

•	Security controls for access to Controlled Areas including the Non-Exclusive Space (these security measures can include magnetic cards, passwords, biometric recognition systems, etc.);

•	Life safety protocols;

•
Protocols for the handling of any hazardous and waste materials, including meeting all local, state and federal compliance standards as well as all standards to maintain the Facility in compliance with its accreditation; and

•	Technical protocols and procedures for undertaking any laboratory work done at the Facility.

•	Limitations on use of biologics and research animals

•	All general environmental, health and safety procedures
(b)In the course of its activities, CDI and its Agent(s) must conduct all of its laboratory work in compliance with good scientific procedures and strive to avoid cross- contamination. It may not at any time cause a nuisance condition at the Facility, nor shall it engage in any use or activities that would jeopardize the Facility's accreditation or breach the Protocols and Procedures. CDI shall advise Buck of the Agent(s) it intends to locate at the Facility and provide that persons identification details in advance in the event appropriate clearances need to be implemented in an orderly way before such person is granted access to Controlled Areas.
(c)CDI shall require its Agent(s) to undergo such training or briefing through Buck personnel and standards as is reasonable to ensure its Agent(s)s at the Facility are aware of and win abide by the Protocols and Procedures (as these may be reasonably amended by Buck from time to time). All of the costs of CDI's Agent(s) and other staff shall be the sole responsibility of CDI, and Buck shall have no liability whatsoever for any costs associated with CD's personnel at the Facility; provided, however, that Buck shall provide CDI personnel with such on-site training and oversight of the Protocols and Procedures as it would for its own staff; this will be done in coordination with other on-site training so as to minimize any additional training costs for Buck. CDI warrants that its personnel will abide by the Protocols and Procedures (as amended from time to time) and that it will hold harmless and indemnify Buck and the Buck Parties (as defined in Section 8, below) against any claim, liability, loss, cost (including e.g. court costs and attorney's fees) arising from any failure by CDI to do so.
6.    License Fee. The fees payable by CDI to Buck for the use of the Exclusive and Non-Exclusive Space, Shared Equipment and incidental use of the Facility are as follows:
(a)For providing the set up and environmental health and safety training as required in Section 5.a, CD, will pay an $1,500.00 on the date of the first Monthly Installment (as defined below) hereunder is due ("initial Fee")
(b)For providing the Exclusive and Non-Exclusive Space, Equipment, inclusive of all costs of associated with utilities, the heating, ventilation, janitorial and general maintenance services for such space, CDI will pay monthly installments of $15,000.00 (Monthly Installments) on the first day of each month during the initial Term, starting with the Effective Date of this Agreement and continuing on the same day of the subsequent months until the initial Term is complete and/or terminated in accordance with the Agreement. In the event the option to expand is exercised by CDI pursuant to the Agreement, the Monthly Installment will increase in accordance with the type and amount of space added and shall be prorated if applicable. The License Fee payable hereunder will be increased on each anniversary of the Effective Date by the greater of (i) Three Percent (3%) from the Monthly Installment immediately in effect prior to such increase; and;(ii) the product of (A) the Monthly Installment immediately in effect prior to such increase by (B) the percentage change in the Consumer Price Index (as defined below) over the 12 month period immediately preceding the date of adjustment; provided, however, that in no event shall the Monthly Installment be increased by more than Five Percent (5%) of the Monthly Installment due immediately prior to the date of adjustment. As used herein "Consumer Price Index" shall mean the index distributed by the Bureau of Labor Statistics for the Consolidated Metropolitan Statistical Area covering San Francisco, Oakland, and San Jose, California, and commonly referred to as "The Bay Area Consumer Price Index. If the Consumer Price Index shall be discontinued, the index published by the Bureau of Labor Statistics, United States Department of Labor, entitled "Consumer Price Index, All Urban Consumers, All Items (1982-84=100)" shall be substituted in lieu thereof. As condition precedent to CDI's right to extend the Term, CDI shall deliver written notice of its intent to exercise such right not less than 60 days prior to the expiration of the initial Term. In the event the Term commences on other than the first day of a month or ends on other than the last day of a month, the Monthly Installments shall be prorated based upon the actual number of days of the Term during such month. All terms herein other than the Monthly Installment shall remain the same during the extended Term.
(c)    CDI is granted access to core services at the Buck Institute that are available to all users at the Buck Institute throughout the Term. Such access to core services is subject to availability and must be scheduled through the core director or technician. Buck will invoice CDI for core service uses and CDI will pay for the core services separate and apart from the Monthly Installments.
7.    Insurance Coverages and Liability.
(a)CDI shall obtain such insurance coverage as is specified in Exhibit "C" attached hereto. Proof of insurance shall be provided to Buck by appropriate means evidencing each of the required coverages; it shall be received by Buck not less than 7 days prior to CDI's use of the Facility.
(b)CDI will exercise its best good faith efforts to ensure that all insurance required of CDI hereunder will include a waiver of subrogation to prevent claims against Buck and the Buck Parties. Furthermore, CDI waives any rights against Buck and the Buck Parties for losses or damage arising from a cause that is to be insured against by CDI under this Agreement.
(c)Buck may require additional insurance coverage from time to time to the extent this is required in the industry to address risks associated with the use of the Facility.
(d)Buck shall keep and maintain the following insurance coverages on the Facility during the Term; (i) fire insurance with extended coverage, commercial general liability covering bodily injury and property damage with a combined single limit not less than $1,000,000 and $2,000,000 aggregate, insuring against all personal injury and property liability and covering all areas of the Facility other than the Non-Exclusive Space and Exclusive Space. Such policies shall name CDI as an additional insured.
(e)If the Non-Exclusive Space or Exclusive Space is destroyed or damaged by fire or other casualty covered by a standard fire and extended coverage policy, then (unless this Agreement is terminated by Buck as hereinafter provided) Buck shall proceed, after adjustment of such loss, to repair/restore such Non-Exclusive Space or Exclusive Space to the condition which Buck furnished to CDI upon the commencement of the Term. If the Non- Exclusive Space, the Exclusive Space or any part thereof shall be rendered un-tenantable by any such destruction or damage, then the Monthly Installment shall be equitably adjusted based upon the impact of such destruction or damage in relation to CDI's use of the Non-Exclusive Space and Exclusive Space until such Non-Exclusive Space, the Exclusive Space or any part thereof have been put in tenantable condition. If, however, any destruction or damage to the Non-Exclusive or the Exclusive Space is so extensive that Buck, in its sole discretion, elects not to repair or restore the Non-Exclusive Space or the Exclusive Space, or the proceeds of insurance are not sufficient or available to fully pay the cost of repair or restoration, then Buck may terminate this Agreement effective as of the date of the damage by written notice to CDI given within sixty (60) days after the date of such casualty. Notwithstanding anything to the contrary in this Section, Buck shall within thirty (30) days after the date of any damage or destruction to the Non-Exclusive Space, advises CDI in writing as to the reasonably estimated time within which the damage or destruction can be repaired or restored. If Buck reasonably estimates that such damage cannot be repaired within one hundred eighty (180) days from the date of casualty, then CD, may by written notice to Buck within fifteen (15) days after the receipt of Buck's notice estimating a time for restoration, elect to terminate this Agreement effective on the (30th) day following CDI's notice of termination.
(f)    If all or substantially all of the Non-Exclusive Space or Exclusive Space are sold to or taken by any public authority under its power of condemnation or the threat thereof, this Agreement shall terminate as of the date possession shall be transferred to the acquiring authority, and the Monthly Installments payable hereunder shall be apportioned accordingly. Upon any taking of less than substantially all of the Non-Exclusive Space or the Exclusive Space, this Agreement shall continue in force as to the part of the Non-Exclusive Space and the Exclusive Space not taken, and the rent payable thereafter shall be equitably adjusted based upon the impact of the taking or conveyance in relation to CDI's use of the Non-Exclusive Space and the Exclusive Space. In the event of any such taking, Buck, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall, unless this Agreement has been terminated, make necessary repairs and restorations to restore the Non-Exclusive Space and the Exclusive Space remaining to as near its former condition as circumstances will permit and to rebuild or restore the remainder of the Non-Exclusive Space and the Exclusive Space to the approximate condition in which they existed at the time of such taking. In any event, all damages awarded by or amounts paid by the acquiring authority for any such taking shall belong to and be the sole property of Buck whether such damages are awarded as compensation for loss of, or diminution in value to, the leasehold or the fee thereof; provided, however, CDI shall have the right to pursue such claim or claims as CDI may have legally for relocation expenses, interruption of business and items such as trade fixtures and equipment, provided such claims of CDI do not reduce the award or proceeds of sale payable to Buck. Notwithstanding anything contained herein to the contrary, in the event of any taking of the Non- Exclusive Space or the Exclusive Space, CDI may terminate this Agreement upon written notice to Buck within thirty (30) days of such taking.
8.    Indemnity.
(a)    CDI agrees to indemnify, hold harmless, and defend Buck and the Buck Parties (as defined below) against any and all claims, actions, proceedings, liability, loss, damage, cost or expense arising out of any third party claims, actions or proceedings (including reasonable attorney's fees and expenses and cost of investigation) ("Claim") with respect to any matter arising from, resulting from, or connected to (i) the research, development, manufacture, use or commercialization of products by CDI on the Facility (Facility Products) or use of the Facility or (ii) the use of any Facility Products by third parties (excluding the Buck Parties). The Buck Parties are Buck, its subsidiaries and affiliates and their respective officers, employees,

Trustees, donors, volunteers, researchers, independent contractors, veterinary and medical doctors, Agent(s), vendors, IACUC and directors.
(b)    Buck agrees to indemnify, hold harmless and defend CDI and the CDI Parties (as defined below) against any and all claims, actions, proceedings, liability, loss, damage, cost or expense (including reasonable attorney's fees and expenses and cost of investigation) by a third party with respect to any matter arising from, resulting from, or connected to Buck's gross negligence or willful misconduct. Buck's obligations under this paragraph shall extend to CDI, its subsidiaries and affiliates and their respective officers, employees, directors, and consultants (herein defined as "CDI Parties").
9.Confidentiality. Subject to the provisions of this Section 9, each party will maintain as confidential all information of the other party that is identified as "confidential" or "proprietary" by the other party (hereinafter referred to as "Confidential Information"). Without otherwise limiting the definition of Confidential Information, "Confidential Information" as that term is used in this Agreement excludes information that the receiving party proves: (a) is available to the public through no fault of the receiving party or its representatives; (b) is already in the possession of the receiving party without restriction and prior to any disclosure under this Agreement; (c) is or has been lawfully disclosed to the receiving party by a third party without obligation of confidentiality upon the receiving party; or (d) was or is developed independently by the receiving party without access to the information disclosed hereunder.
Subject to the obligations imposed by law or any legal proceedings, each of the parties agree that any Confidential Information obtained by them shall be used solely in connection with the purposes of this Agreement, and shall not be disclosed, discussed or distributed to any third party except as stated herein. The receiving party may not reproduce any Confidential Information received other than in connection with the purposes of this Agreement. All such Confidential Information will be treated by the receiving party as confidential for five years after the termination of this Agreement.
10.Limitation of Liability. THE PARTIES EXPRESSLY AGREE AND UNDERSTAND THAT NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS) OF ANY KIND RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. PROVIDED, HOWEVER, THAT THIS CLAUSE SHALL NOT IN ANY MANNER LIMIT THE EXTENT OF ANY INDEMNITY OBLIGATION FOR THIRD PARTY CLAIMS, AND DOES NOT EXTEND TO A VIOLATION OF THE CALIFORNIA TRADE SECRETS ACT.
11.Default and Breach. It is a breach of this Agreement if a party fails to perform any obligation hereunder, and then fails to cure such default within the applicable cure period noted below, if any:
(a)The failure to pay any monetary obligation due under this Agreement, followed by a failure to cure such default within five (5) days of notice of the default;
(b)There are more than two breaches of the Protocols and Procedures in any 60 day period by one or more Agent(s), followed by a failure to cure each such default within five (5) days of notice of default;

(c)The failure to perform any other obligations required under this Agreement followed by a failure to cure such default within thirty (30) days of notice of the default;

(d)Any assignment of the Agreement without consent where consent is required.
12.Miscellaneous. Neither party shall be liable for any failure of performance beyond its reasonable control. This Agreement constitutes the entire agreement between the parties relative to CDI's use of the Facility and supersedes all other proposals, understandings or agreements. This Agreement may be amended or terminated only by a written agreement between the parties. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the remainder of the Agreement, and this Agreement shall be construed and modified without such provision. This Agreement shall be governed by the laws of California, without regard for conflicts of laws principles, and CDI consents to California as the proper venue for settling all disputes and controversies. Nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint venturers. This Agreement may not be assigned without the prior written consent of the non-assigning party, except upon the sale of its business interests in the subject matter of this Agreement. In such case either party may freely assign without the prior written consent of the other. This Agreement shall become binding when signed by the CDI and executed by an authorized officer of Buck. In the event of any dispute with respect to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other costs and expenses incurred in resolving such dispute.
13.Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered by facsimile or email (via PDF or other means); by personal delivery, or by first class prepaid certified mail, return receipt requested, to the following addresses:

If to CDI:	If to Buck:

Cellular Dynamics International	Buck Institute For Research on Aging
Attention: Thomas J. Novak, PhD	Attention: Facilities and Operations
525 Science Drive	8001 Redwood Blvd.
Madison, WI 53711	Novato, CA 94945
Email: TNovak@celluardynamics.com	Email: rorear@buckinstitute.org

The parties may alter such addresses by appropriate notices consistent with this subsection. Any notice shall be deemed to have been received as follows: (1) if by personal delivery, upon receipt; (2) if by certified mail, five (5) business days after mailing at the U.S. post office by the party serving notice; and (3) if by email or facsimile, on the business day following electronic confirmation that the notice has been received at the facsimile number of email address provided.

SIGNATURE PAGE FOLLOWS

CDI WARRANTS AND ACKNOWLEDGES THAT AN AUTHORIZED OFFICIAL HAS READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

BUCK INSTITUTE FOR RESEARCH ON AGING	Cellular Dynamics International

By: /s/ Ralph O’Rear	By: /s/ Thomas Palay
Name: Ralph O’Rear	Name: Thomas Palay
Title: VP Facilities & Planning	Title: President
Date: 9/27/2012	Date: 9/27/2012

9260196_1

EXHIBIT A

POSSIBLE EXPANSION SPACE

REFERENCE MAP

BUILDING A
BUILDING 4
BUILDING 3

BUCK INSTITUTE

SECOND FLOOR-BUILDING THREE
NOT TO SCALE

SEPTEMBER 27, 2012

EXHIBIT A

CDI POSSIBLE BASEMENT EXPANSION SPACE
+/- 1000 SF

REFERENCE MAP

BUILDING A
BUILDING 4
BUILDING 3

BUCK INSTITUTE

BASEMENT FLOOR-BUILDING THREE
NOT TO SCALE

SEPTEMBER 27, 2012

EXHIBIT B
Equipment in the Licensed Space
3 each Baker Model SG-403A HE Steriguard II Biosafety Cabinets
4 each Thermo Forma Series II H20 Jacketed Incubators (190656)
1 Nikon TS 100 (2x, 10x and 20x objectives)
3 vacuum pumps for hoods
1 Sorvall Legend Centrifuge or equivalent
1 -80 Freezer
1 LN2 cryofreezer

Exhibit C
INSURANCE COVERAGES TO BE PROVIDED BY CDI

At all times during the term of this Agreement, CDI shall maintain the following minimum levels of insurance with insurers authorized to sell insurance in California and having a Best's Insurance Financial Strength Rating (FSR) of not less than A (Superior) and a Financial Rating of at least XII:
1.Commercial General Liability (including Premises operations and broad form property damage) - $2 million general aggregate coverage; bodily injury $1 million per occurrence; Personal Injury $1 million; Fire Damage - $500,000 any one fire;
Coverage under the Commercial General Liability policy shall include contractual liability, and provide for any and all claims, demands, causes of action and liabilities of any nature arising from the acts or omissions of CDI and its Agent(s)s, licensees, and invitees in connection with the use of the Facility.
Buck shall be added as an additional insured under an ISO endorsement CG 20 10 Al (or equivalent endorsement) in form acceptable to Buck, and must provide for coverage as if separately insured for cross-liability. Such coverage shall be on an occurrence basis.
2.Worker's Compensation Insurance coverage at or above California and federal statutory levels, with coverage for employer liability, each accident $500,000; Disease $500,000. This coverage shall be in place for all CDI personnel entering the Facility or engaged in any activities associated with the Agreement.
Buck's insurance shall be non-contributing in connection with any of the above-required coverages.
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